Exhibit (10) (f)
EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (the "Agreement") dated October 5, 2000 ("Effective Date") between Ronald A. Fromm ("Fromm") and Brown Shoe Company, Inc., a New York corporation (as further defined in Section 15 ("Brown").

            WHEREAS, Fromm has been the Chairman, President and Chief Executive Officer of Brown; and

            WHEREAS, Fromm desires to continue to be employed by Brown in such positions and Brown desires to retain Fromm in such positions; and

            WHEREAS, Brown believes it is essential that members of its Operating Committee, such as Fromm, be encouraged to remain with Brown during management transition and thereafter and in the event there is any change in corporate structure which results in a Change in Control, as defined herein; and

            WHEREAS, Fromm wishes to have the protection provided for in this Agreement and, in exchange for such protection, is willing to give to Brown, under certain circumstances, his covenant not to compete.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Brown and Fromm covenant and agree as follows:

            1. Definitions.

        a. "Cause" means (i) engaging by Fromm in willful misconduct which is materially injurious to Brown; (ii) conviction of Fromm of a felony; (iii) engaging by Fromm in fraud, material dishonesty or gross misconduct in connection with the business of Brown; (iv) engaging by Fromm in any act of moral turpitude reasonably likely to materially and adversely affect Brown or its business; or (v) habitual use by Fromm of narcotics or alcohol.

        b. "Change of Control" means (i) any person other than Brown acquiring more than 25 percent of Brown's Common Stock through a tender offer, exchange offer or otherwise; (ii) the liquidation or dissolution of Brown following the sale of all or substantially all of its assets; or (iii) Brown not being the surviving parent corporation resulting from any merger or consolidation to which it has been a party.

         c. "Competitor" shall mean any person, firm, corporation, partnership or other entity which in its prior fiscal year had annual gross sales volume or revenues of shoes of more than $20,000,000 or is reasonably expected to have such sales or revenues in either the current fiscal year or the next following fiscal year.

        d. "Confidential Information" shall have the meaning set forth in Section 13.

        e. "Customer" shall mean any wholesale customer of Brown which either purchased from Brown during the one (1) year immediately preceding the Termination Date, or is reasonably expected by Brown to purchase from Brown in the one (1) period immediately following the Termination Date, more than $1,000,000 in shoes.

        f. "Good Reason," when used with reference to a voluntary termination by Fromm of his employment with Brown, shall mean (i) a reduction in Fromm's base salary as in effect on the date hereof, or as the same may be increased from time to time; (ii) a reduction in Fromm's status, position, responsibilities or duties; or (iii) notice of termination of this Agreement by the Company pursuant to Section 1.g. below, provided Employee terminates employment with the Company within six months of the expiration of the Term.

        g. "Term" means the period commencing on the Effective Date and terminating one year after the Effective Date; provided, however, that the Term shall automatically be extended for successive additional one year periods unless either party to this Agreement provides the other party with notice of termination of this Agreement at least ninety (90) days prior to the expiration of the original one-year period or any one- year period thereafter.

        h. "Termination Date" shall mean the effective date as provided hereunder of the termination of Fromm's employment.

             2. Employment. Fromm shall continue his current employment with Brown and agrees to serve as the Chairman, President and Chief Executive Officer. The provisions of this Agreement shall apply during the Term hereof.

            3. Compensation. Subject to the terms of this Agreement, in consideration of Fromm's agreements contained herein, for the period beginning January 30, 2000 and ending February 3, 2001, Fromm shall be paid base compensation of Twenty-Five Thousand Nine Hundred Sixty-One and 53/100 ($25,961.53) on a biweekly basis, or at an annual rate of no less than Six Hundred Seventy-Five Thousand ($675,000.00). After February 4, 2001, Fromm shall be paid base compensation at an annual rate mutually agreed upon between Fromm and Brown. Compensation shall be paid in approximately equal installments no less frequently than monthly.

            4. Incentive Payment. While serving as Chairman, President and Chief Executive Officer of Brown, Fromm shall be eligible to receive annually an incentive payment in accordance with the annual incentive plan of Brown.

            5. Termination During Term -- Change in Control Severance Inapplicable.

        a. Fromm's employment may be terminated by Brown for Cause at any time, effective upon the giving to Fromm of a written notice of termination specifying in detail the particulars of the conduct of Fromm deemed by Brown to justify such termination for Cause.

        b. Fromm's employment may be terminated by Brown without Cause at any time, effective upon the giving to Fromm of a written notice of termination specifying that such termination is without Cause.

        c. Fromm may terminate his employment with Brown at any time.

        d. Upon a termination by Brown of Fromm's employment for Cause during the Term, but prior to a Change in Control or more than 24 months after a Change in Control, Fromm shall be entitled only to the payments specified in Section 6.a. below. Upon a termination by Brown of Fromm's employment without Cause during the Term, but prior to a Change in Control or more than 24 months after a Change in Control, Fromm shall be entitled to all of the payments and benefits specified in Section 6 below.

        e. If Fromm voluntarily terminates his employment during the Term, but prior to a Change in Control or more than 24 months after a Change in Control, he shall notify Brown in writing if he believes the termination is for Good Reason. Fromm shall set forth in reasonable detail why Fromm believes there is Good Reason. If such termination is for Good Reason, Fromm shall be entitled to all of the payments and benefits specified in Section 6 below. If such voluntary termination is for other than Good Reason, then Fromm shall be entitled only to the payments specified in Section 6.a. below.

             6. Payments and Benefits Upon Termination During Term -- Change in Control Severance Inapplicable. To the extent provided in Section 5 above, upon termination of his employment during the Term, but prior to a Change in Control or more than 24 months after a Change in Control, Fromm shall receive the following payments and benefits:         a. The Company shall pay to Fromm on the Termination Date (i) the full base salary earned by Fromm through the Termination Date and unpaid at the Termination Date, plus (ii) credit for any vacation earned by Fromm but not taken at the Termination Date, plus (iii) all other amounts earned by Fromm and unpaid as of the Termination Date.

        b. The Company shall continue to pay to Fromm his base monthly salary at the highest rate in effect at any time during the twelve months immediately preceding the Termination Date (including his targeted bonus in the current year) for the thirty-six months succeeding his Termination Date. Such amounts shall be paid in accordance with Brown's regular pay period policy for its employees.

        c. Brown, at its expense, shall provide to Fromm for a period of thirty-six months after the Termination Date medical and/or dental coverage under the medical and dental plans maintained by Brown. Upon Fromm's re-employment during such period, to the extent covered by the new employer's plan, coverage under Brown's plan or plans shall lapse. Additionally, Brown shall make a cash lump sum payment in an amount equal to the sum of (i), (ii) and (iii) below:
              (i) the fair market value (determined as of the Termination Date) of that number of shares of non-vested restricted stock of Brown held by Fromm which would have vested within the thirty-six-month period following Fromm's Termination Date had Fromm remained employed with Brown; plus

            (ii) with respect to each non-vested option to purchase Brown stock held by Fromm which would have vested within the thirty-six-month period following Fromm's Termination Date had Fromm remained employed with Brown , the excess, if any, of the fair market value (determined as of the Termination Date) of Brown stock subject to such option over the exercise price of such option; plus

            (iii) an amount such that after payment by Fromm of all income taxes imposed on such amount, Fromm retains an amount equal to the income taxes imposed upon the payments received in Sections 6.c.(i) and (ii) above.

 Fromm's participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by Brown shall cease effective as of the Termination Date.

        d. Brown shall pay the reasonable costs of outplacement services selected by Brown.

        e. For purposes of determining Fromm's benefit under the Brown Group, Inc. Supplemental Employment Retirement Plan, an additional three years of Credited Service shall be credited to Fromm's actual or deemed Credited Service.

             7. Termination Within 24 Months After a Change in Control Which Occurs During the Term.         a. Fromm's employment may be terminated by Brown for Cause at any time, effective upon the giving to Fromm of written notice of termination specifying in detail the particulars of the conduct of Fromm deemed by Brown to justify such termination for Cause.

        b. Fromm's employment may be terminated by Brown without Cause at any time, effective upon the giving to Fromm of a written notice of termination specifying that such termination is without Cause.

        c. Fromm may terminate his employment with Brown at any time.

        d. Upon a termination by Brown of Fromm's employment for Cause within twenty-four months after a Change in Control which occurs during the Term, Fromm shall be entitled only to the payments specified in Section 8.a. below. Upon a termination by Brown of Fromm's employment without Cause within twenty-four months after a Change in Control which occurs during the Term, Fromm shall be entitled to all of the payments and benefits specified in Section 8 below.

        e. If Fromm voluntarily terminates his employment within twenty-four months after a Change in Control which occurs during the Term, he shall notify Brown in writing if he believes the termination is for Good Reason. Fromm shall set forth in reasonable detail why Fromm believes there is Good Reason. If such termination is for Good Reason, Fromm shall be entitled to all of the payments and benefits specified in Section 8 below. If such voluntary termination is for other than Good Reason, then Fromm shall be entitled only to the payments specified in Section 8.a. below.

             8. Payments and Benefits Upon Termination Within 24 Months after a Change in Control Which Occurs During Term. To the extent provided in Section 7 above, upon termination of his employment within twenty-four months after a Change in Control which occurs during the Term, Fromm shall receive the following payments and benefits:         a. Brown shall pay to Fromm on the Termination Date (i) the full base salary earned by Fromm through the Termination Date and unpaid at the Termination Date, plus (ii) credit for any vacation earned by Fromm but not taken at the Termination Date, plus (iii) all other amounts earned by Fromm and unpaid as of the Termination Date.

        b. Brown shall pay to Fromm in a lump sum not later than thirty (30) days after his Termination Date an amount equal to 500 percent of the sum of (i) his base annual salary at the highest rate in effect at any time during the twelve months immediately preceding the Termination Date, and (ii) his targeted bonus for the current year. In addition, Brown shall pay to Fromm his targeted bonus payment for the year of termination prorated to the Termination Date.

        c. The Company, at its expense, shall provide to Fromm for a period of sixty months after the Termination Date medical and/or dental coverage under the medical and dental plans maintained by Brown. Upon Fromm's re-employment during such period, to the extent covered by the new employer's plan, coverage under Brown's plan or plans shall lapse. Fromm's participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by Brown shall cease effective as of the Termination Date.

        d. Brown shall pay the reasonable costs of outplacement services selected by Brown.

        e. For purposes of determining Fromm's benefit under the Brown Group, Inc. Supplemental Employment Retirement Plan, an additional five years of Credited Service shall be credited to Fromm's actual or deemed Credited Service.           f. Brown shall pay Fromm in a lump sum not later than thirty days after his Termination Date an amount such that after payment by Fromm of all taxes, including, without limitation, any income taxes imposed on such amounts, Fromm retains an amount equal to the income taxes imposed upon amounts recognized by Fromm due to the accelerated vesting of any restricted stock or amounts payable under the Brown Group, Inc. Supplemental Employment Retirement Plan.

            9. Mitigation or Reduction of Benefits. Fromm shall not be required to mitigate the amount of any payment provided for in Section 6 or Section 8 by seeking other employment or otherwise. Except as otherwise specifically set forth herein, the amount of any payment or benefits provided in Section 6 or Section 8 shall not be reduced by any compensation or benefits or other amounts paid to or earned by Fromm as the result of employment by another employer after the Termination Date or otherwise.

            10. Fromm Expenses After Change in Control. If Fromm's employment is terminated by Brown within 24 months after a Change in Control which occurs during the Term and there is a dispute with respect to this Agreement, then all Fromm's costs and expenses (including reasonable legal and accounting fees) incurred by Fromm (a) to defend the validity of this Agreement, (b) if Fromm's employment has been terminated for Cause, to contest such termination, (c) to contest any determinations by Brown concerning the amounts payable by Brown under this Agreement, or (d) to otherwise obtain or enforce any right or benefit provided to Fromm by this Agreement, shall be paid by Brown if Fromm is the prevailing party.

            11. Release. Notwithstanding anything to the contrary stated in this Agreement, no benefits will be paid pursuant to Sections 6 and 8 except under Sections 6.a. and 8.a. prior to execution by Fromm of a release to Brown in the form attached as Exhibit A.

            12. Covenant Not to Compete. Benefits payable pursuant to Sections 6.b, 6.c, and 6.e are subject to the following restrictions.

a. Post-Termination Restrictions.
                i. Fromm acknowledges that (i) Brown has spent substantial money, time and effort over the years in developing and solidifying its relationships with its Customers throughout the world and in developing its Confidential Information; and (ii) under this Agreement, Brown is agreeing to provide Fromm with certain benefits based upon Fromm's assurances and promises contained herein not to divert Brown's Customers' goodwill or to put himself in a position following his employment with Brown in which the confidentiality of Brown's Confidential Information might somehow be compromised.

            ii. Accordingly, Fromm agrees that, for thirty-six (36) months after a Termination Date described in the second sentence of Section 5.d, Fromm will not, directly or indirectly, on Fromm's own behalf or on behalf of any other person, firm, corporation or entity (whether as owner, partner, consultant, employee or otherwise):
              A. provide any executive- or managerial-level services in the shoe industry in the United States in competition with Brown, for any Competitor;

            B. hold any executive- or managerial-level position with any Competitor in the United States;

            C. engage in any research and development activities or efforts for a Competitor, whether as an employee, consultant, independent contractor or otherwise, to assist the Competitor in competing in the shoe industry in the United States;

            D. cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Brown;

            E. cause or attempt to cause any shoe supplier or manufacturer of Brown to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Brown; and

            F. solicit, entice, employ or seek to employ, in the shoe industry, any executive- or managerial-level Fromm of, or any consultant or advisor to, Brown.

         b. Acknowledgment Regarding Restrictions. Fromm recognizes and agrees that the restraints contained in Section 12.a. (both separately and in total) are reasonable and should be fully enforceable in view of the high-level positions Fromm has had with Brown, the national and international nature of both Brown's business and competition in the shoe industry, and Brown's legitimate interests in protecting its Confidential Information and its Customer goodwill and relationships. Fromm specifically hereby acknowledges and confirms that he is willing and intends to, and will, abide fully by the terms of Section 12.a. of this Agreement. Fromm further agrees that Brown would not have adequate protection if Fromm were permitted to work for its competitors in violation of the terms of this Agreement since Brown would be unable to verify whether (i) its Confidential Information was being disclosed and/or misused, and (ii) Fromm was involved in diverting or helping to divert Brown's Customers and/or its Customer goodwill.

        c. Company's Right to Injunctive Relief. In the event of a breach or threatened breach of any of Fromm's duties and obligations under the terms and provisions of Section 12.a. of this Agreement, Brown shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Fromm hereby expressly acknowledges that the harm which might result to Brown's business as a result of noncompliance by Fromm with any of the provisions of Section 12.a. would be largely irreparable. Fromm specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 12.a. hereof, Fromm will not engage in any conduct inconsistent with or contrary to such Section until after the question has been resolved by a final judgment of a court of competent jurisdiction. Fromm undertakes and agrees that if Fromm breaches or threatens to breach the Agreement, Fromm shall be liable for any attorneys' fees and costs incurred by Company in enforcing its rights hereunder.

        d. Fromm Agreement to Disclose this Agreement. Fromm agrees to disclose, during the thirty-six month period following a Termination Date described in the second sentence of Section 5.d, the terms of this Section 12 to any potential future employer.

             13. Confidential Information. Fromm acknowledges and confirms that certain data and other information (whether in human or machine readable form) that comes into his possession or knowledge (whether before or after the date of this Agreement) and which was obtained from Brown, or obtained by Fromm for or on behalf of Brown, and which is identified herein is the secret, confidential property of Brown (the "Confidential Information"). This Confidential Information includes, but is not limited to:         a. lists or other identification of customers or prospective customers of Brown (and key individuals employed or engaged by such parties);

        b. lists or other identification of sources or prospective sources of Brown's products or components thereof (and key individuals employed or engaged by such parties);

        c. all compilations of information, correspondence, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, reports, specialized or technical data, schematics, source code, object code, documentation, and software used in connection with the development, manufacture, fabrication, assembly, marketing and sale of Brown's products;

        d. financial, sales and marketing data relating to Brown or to the industry or other areas pertaining to Brown's activities and contemplated activities (including, without limitation, manufacturing, transportation, distribution and sales costs and non-public pricing information);

        e. equipment, materials, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of Brown's products and services;

        f. Brown's relations with its customers, prospective customers, suppliers and prospective suppliers and the nature and type of products or services rendered to such customers (or proposed to be rendered to prospective customers);

        g. Brown's relations with its employees (including, without limitation, salaries, job classifications and skill levels); and

        h. any other information designated by Brown to be confidential, secret and/or proprietary (including without limitation, information provided by customers or suppliers of Brown).

 Notwithstanding the foregoing, the term "Confidential Information" shall not consist of any data or other information which has been made publicly available or otherwise placed in the public domain other than by Fromm in violation of this Agreement.

            14. Certain Additional Payments by Brown.

        a. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Brown to or for the benefit of Fromm (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Fromm with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Fromm shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Fromm of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Fromm retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 14.a., if it shall be determined that Fromm is entitled to a Gross-Up Payment, but that the Payments do not exceed 110 percent of the greatest amount (the "Reduced Amount") that could be paid to Fromm such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Fromm, and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

        b. Subject to the provisions of Section 14.c., all determinations required to be made under this Section 14, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young or such other certified public accounting firm as may be designated by Fromm (the "Accounting Firm") which shall provide detailed supporting calculations both to Brown and Fromm within 15 business days of the receipt of notice from Fromm that there has been a Payment, or such earlier time as is requested by Brown. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Fromm shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Brown. Any Gross-Up Payment, as determined pursuant to this Section 14, shall be paid by Brown to Fromm within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Brown and Fromm. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Brown should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Brown exhausts its remedies pursuant to Section
14.c. and Fromm thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Brown to or for the benefit of Fromm.

        c. Fromm shall notify Brown in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Brown of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Fromm is informed in writing of such claim and shall apprise Brown of the nature of such claim and the date on which such claim is requested to be paid. Fromm shall not pay such claim prior to the expiration of the 30-day period following the date on which Fromm gives such notice to Brown (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Brown notifies Fromm in writing prior to the expiration of such period that it desires to contest such claim, Fromm shall:

            i. give Brown any information reasonably requested by Brown relating to such claim,

            ii. take such action in connection with contesting such claim as Brown shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Brown,

            iii. cooperate with Brown in good faith in order to effectively contest such claim, and

            iv. permit Brown to participate in any proceedings relating to such claim;
  provided, however, that Brown shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Fromm harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 14.c., Brown shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Fromm to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Fromm agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Brown shall determine; provided, however, that if Brown directs Fromm to pay such claim and sue for a refund, Brown shall advance the amount of such payment to Fromm, on an interest-free basis and shall indemnify and hold Fromm harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Fromm with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Brown's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Fromm shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        d. If, after the receipt by Fromm of an amount advanced by Brown pursuant to Section 14.c., Fromm becomes entitled to receive any refund with respect to such claim, Fromm shall (subject to Brown's complying with the requirements of Section 14.c.) promptly pay to Brown the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Fromm of an amount advanced by Brown pursuant to Section 14.c., a determination is made that Fromm shall not be entitled to any refund with respect to such claim and Brown does not notify Fromm in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

             15. Notice. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, or (c) on the first business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

        a. If to Brown:
                                    Brown Shoe Company, Inc.
                                    8300 Maryland Avenue
                                    St. Louis, Missouri 63166-0029
                                    Attention: General Counsel

                            b. If to Fromm:

                                    Ronald A. Fromm
                                    10 Dromara Road
                                    St. Louis, Missouri 63124

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

            16. Successors; Binding Agreement.

        a. Brown will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Brown, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Brown would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Fromm promptly after its execution by the successor. Failure of Brown to obtain such agreement upon or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Fromm to benefits from Brown in the same amounts and on the same terms as Fromm would be entitled hereunder if Fromm terminated his employment for Good Reason. For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, "Company" shall mean Brown as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 16.a. or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

        b. This Agreement is personal to Fromm and Fromm may not assign or delegate any part of his rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Fromm's legal representatives, executors, administrators, heirs and beneficiaries.

             17. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            18. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

        19. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        20. Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Fromm's continued employment without objection shall not constitute Fromm's consent to, or a waiver of Fromm's rights with respect to, any circumstances constituting Good Reason. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of Brown, by its duly authorized officer.

        21. Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter (including, but not limited to, the following agreements executed by the parties: (i) the Severance Agreement dated July 27, 1998, (ii) the Employment Agreement dated May 14, 1998, and (iii) the First Amendment to the Employment Agreement dated July 27, 1998.)

        22. Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Fromm and by a duly authorized officer of Brown.

        23. Governing Law. In light of Brown's and Fromm's substantial contacts with the State of Missouri, the facts that Brown is headquartered in Missouri and Fromm resides in and/or reports to Brown management in Missouri, the parties' interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Brown's execution of, and the making of, this Agreement in Missouri, the parties agree that: (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state or federal courts in St. Louis City or County, Missouri; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

            IN WITNESS WHEREOF, Fromm and Brown have executed this Agreement as of the day and year first above written.

                                                                                          BROWN SHOE COMPANY, INC.

                                                                                           By: /s/ Ronald A. Fromm

                                                                                            RONALD A. FROMM

                                                                                              /s/ Joseph L. Bower
                                                                                                      Chair, Compensation Committee